Exhibit 12

FIRST BANCORP

COMPUTATION OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

($ in thousands, except for ratios)

(Unaudited)

	Nine Months Ended September 30,				Years Ended December 31,
	2012		2011		2011		2010		2009		2008		2007
Including Interest on Deposits:
Earnings:
Income (loss) before income taxes	$2,862		19,739		21,012		14,942		97,877		35,125		34,960
Fixed charges	13,796		18,438		23,973		32,087		49,075		61,483		69,837
Total earnings	$16,658		38,177		44,985		47,029		146,952		96,608		104,797

Fixed charges:
Interest on deposits	$12,075		16,684		21,351		29,930		45,518		53,241		59,553
Interest on borrowings	1,485		1,619		2,214		1,977		3,377		7,947		9,886
Amortization of debt issuance costs	—		—		—		—		—		115		219
Interest portion of rental expense (1)	236		135		408		180		180		180		179
Total fixed charges	$13,796		18,438		23,973		32,087		49,075		61,483		69,837
Preferred dividend requirements	2,277		2,440		3,234		3,250		3,169		—		—
Total fixed charges and preferred dividends	$16,073		20,878		27,207		35,337		52,244		61,483		69,837

Ratio of earnings to fixed charges, including interest on deposits	1.21	x	2.07	x	1.88	x	1.47	x	2.99	x	1.57	x	1.50	x
Ratio of earnings to fixed charges and preferred dividends, including interest on deposits	1.04	x	1.83	x	1.65	x	1.33	x	2.81	x	1.57	x	1.50	x

Excluding Interest on Deposits:
Earnings:
Income (loss) before income taxes	$2,862		19,739		21,012		14,942		97,877		35,125		34,960
Fixed charges	1,721		1,754		2,622		2,157		3,557		8,242		10,284
Total earnings (loss)	$4,583		21,493		23,634		17,099		101,434		43,367		45,244

Fixed charges:
Interest on borrowings	$1,485		1,619		2,214		1,977		3,377		7,947		9,886
Amortization of debt issuance costs	—		—		—		—		—		115		219
Interest portion of rental expense (1)	236		135		408		180		180		180		179
Total fixed charges	$1,721		1,754		2,622		2,157		3,557		8,242		10,284
Preferred dividend requirements	2,277		2,440		3,234		3,250		3,169		—		—
Total fixed charges and preferred dividends	$3,998		4,194		5,856		5,407		6,726		8,242		10,284

Ratio of earnings to fixed charges, excluding interest on deposits	2.66	x	12.25	x	9.01	x	7.93	x	28.52	x	5.26	x	4.40	x
Ratio of earnings to fixed charges and preferred dividends, excluding interest on deposits	1.15	x	5.12	x	4.04	x	3.16	x	15.08	x	5.26	x	4.40	x

(1)	Estimated to be one-third of rental expense.